Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) was made and entered into as of the 6th day of December, 2011, between HEMISPHERX BIOPHARMA, INC., a Delaware corporation (the “Company”), and Dr. William Carter of Tavernier, Florida (the “Employee” or “Dr. Carter”) and amends and restates in its entirety the Employment Agreement between the parties dated July 15, 2010 and any prior Change in Control Agreements.

WHEREAS, the  Company desires to employ Dr. Carter as its Chief  Executive Officer and Chairman of its Board of  Directors;

WHEREAS, the Employee and the Company wish to state the terms and conditions of the Agreement herein;

NOW, THEREFORE, the Company and the Employee hereby agree as follows:

1.   Duties of Employee.  The Employee shall, during the Employment Period (as defined below), be designated as the Chief Executive Officer, President and Chairman of the Board of the Company.  In the Employee's capacity as such, he shall perform such duties and functions for the Company as are customarily performed in corporations of a similar size in the medical research field. Company acknowledges that Carter has other business interests which may, from time to time, require his time and attention.  Carter may continue such business interests not inconsistent with his Chief Executive Officer, President and Chairman of the Board duties.

Employee shall serve on the Board of Directors of the Company and, when designated, its affiliates and subsidiaries, providing Employee receives those director’s fees at the highest rate then being paid to any other member of the board compensated for services as a director.

2.   Term.  This Agreement shall commence on, November 15, 2011 and shall terminate on December 31, 2016 (the "Initial Termination Date") unless sooner terminated in accordance with Section 5 hereof or unless renewed as hereinafter provided (such period of employment together with any extension thereto hereinafter being called the "Employment Period”).  This Agreement shall be automatically renewed for successive three (3) year periods after the initial Termination Date unless written notice of refusal to renew is given by one party to the other at least 180 days prior to the Initial Termination Date or the expiration date of any renewal period.  In the event of a change in control as defined in the Company’s 10-K filing of March 29, 2011, the term of this agreement shall automatically be extended for three additional years.

3.   Compensation.

(a)   As compensation for the services to be performed hereunder, the Company shall pay to the Employee a salary (the "Salary"), as hereinafter provided, payable at such times as salaries of other senior executives of the company are paid but no less frequently than monthly.  The Salary shall be at a rate of Six Hundred Twenty Five Thousand dollars ($625,000) per year (the "Base Salary"), which shall be subject to cost-of-living adjustments, as provided in the succeeding subsection (b).

(b)   The Salary shall consist of the Base Salary, increased as provided in this subsection.  On January 1, 2012, and on January 1 of each succeeding calendar year during the Employment Period, the Base Rate shall be increased by a percentage equal to the greater of the percentage average increase in the Bureau of Labor Statistics "Consumer Price Index -- U.S. City Average -- All Items" from the December 31st of the preceding year to January 1st of the preceding year or a universal, non-discriminatory Cost Of Living salary adjustment as approved by the Compensation Committee.

(c)   For each calendar year (or part thereof) during which the Agreement is in effect, the Employee shall be eligible to be paid the following bonuses:

(i)         a performance bonus in an amount up to twenty-five percent (25%) of his current Base Salary as then in effect, in the sole discretion of the Compensation Committee of the Board of Directors based on the Employee's performance and/or the Company's operating results for such year; and

(ii)        an incentive bonus in an amount equal to Two and One Half ( 2.5%) percent of the Gross Proceeds paid to the Company to the Company as a result of sales of  Alferon N Injection®, Alferon® LDO, Ampligen or other Company products,  or from any   joint ventures or corporate partnering arrangements .  For purposes herein, Gross Proceeds shall mean those cash amounts paid to the Company by the other parties to the joint -venture or corporate partnering arrangement, but shall not include (i) any amounts paid to the Company as reimbursement of expenses incurred; and (iii) any amounts paid to the Company in consideration for the Company's assets (i.e., plant, property, equipment, investments, etc.), equity or other securities.  After the termination of this Agreement, for any reason, the Employee shall be entitled to receive     the incentive bonus provided for in this subsection 3(c)(ii) based upon Gross Proceeds received by the Company during the 3 year period commencing on the termination of this Agreement with respect to any joint ventures or corporate partnering arrangements entered into by the Company during the term of this Agreement. Furthermore, Employee shall be entitled to a 5% bonus related to any sale of the Company, or any sale of a substantial portion of Company assets not in the ordinary course of its business. The aggregate incentive bonus hereunder as set forth above shall be capped not to exceed $5,000,000 annually.

The performance bonus shall be eligible to be paid in cash within 90 days of the close of the calendar year.  The incentive bonus shall be paid in cash within 90 days of the receipt of the Gross Proceeds by the Company.

(d)   The Employee is hereby granted non-qualified stock options as additional compensation for the services to be performed hereunder as follows: on June 10, 2012 the Company shall issue to the Employee, non-qualified annual options valid for a ten year period to purchase 500,000 shares of the Company common stock with an exercise price equal to 110% of the closing price of the Company stock on the NYSE/ Amex on the trading date immediately preceding the date of the award.  A similar option shall be awarded on June 10th of each year thereafter based upon an exercise price equal to 110% of the closing price of the Company stock on the NYSE Amex on the trading date immediately preceding the date of the award, for each respective year for which Dr. Carter remains an active employee at that date.  All options issued pursuant to this subsection shall vest on the first anniversary of the date of award.  All options issued pursuant to this subsection not vested at the time of termination of employment with the Company shall immediately become void.

(e)   Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a “specified employee” as defined in the Internal Revenue Code section 409A regulations upon his “separation from service” (as defined in the section 409A regulations), the provisions of this section shall govern all distributions of deferred compensation hereunder that are subject to Internal Revenue Code section 409A.  Benefit distributions that are made due to a “separation from service” occurring while the Employee is a “specified employee” shall not be made during the first six (6) months following “separation from service”.  Rather, any distribution which would otherwise be paid to the Employee during such period shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh month following the “separation from service”.  All subsequent distributions shall be paid in the manner specified.

(f)           All compensation paid to the Employee pursuant to this Agreement, including, without limitation, base salary, bonuses, stock options, and fringe benefits, shall be subject to recoupment from the Employee by the Company pursuant to the Company’s Executive Compensation Recoupment Policies adopted December 1, 2011 (the “Recoupment Policies”), as may be amended by the Company’s Board of Directors from time to time. The Employee acknowledges receipt of a copy of the Recoupment Policies and agrees that he is bound by the terms of such Policies, as they may be amended by the Board of Directors from time to time.

4.   Automobile Allowance.  The  Company agrees to pay to the Employee, during the term of this Agreement and in addition to other salary and benefits herein provided, the sum of $30,000.00 per year payable monthly, as a vehicle allowance to be used to purchase, rent, lease, or own, operate and maintain a vehicle or vehicles in Florida and Pennsylvania (the “Area”).  The Employee shall be responsible for maintaining personal insurance and all expenses attendant to the purchase, operation, maintenance, repair, and regular replacement of said vehicle.  Rental Car expenses for business travel outside of the “Area” shall be reimbursable as a business expense.

5.   Fringe Benefits.

(a)           During the Employment Period, the Employee shall be entitled to receive such fringe benefits as shall be applicable from time to time to the Company's executives generally, including but not limited to such 401(k), vacation, group life and health insurance, and disability benefit plans as may be maintained by the Company from time to time. Employee shall be entitled to four weeks paid vacation.  Health Insurance for Employee and all eligible dependents shall be provided by the Company.  Additionally, during the Employment Period, the Company shall pay, for the benefit of the Employee, the premiums for a disability insurance policy in the face amount of $500,000 and the premiums for term life insurance policies in the aggregate face amount of $6,000,000 insuring the life of the Employee, with the Employee having the right to designate the beneficiary or beneficiaries thereof.

(b)           The Employee acknowledges that the Company may become subject to the health care non-discrimination rules of Internal Revenue Code Section 105(h) as made applicable by Section 10101(d) of the Patient Protection and Affordable Care Act. If the Company determines that it is or will be subject to such non-discrimination rules and that the health care insurance benefit provided by this section would cause a violation of such rules, the parties shall execute an amendment to this Agreement modifying the health care insurance benefit in such a manner that the benefit does not cause a violation of such non-discrimination rules.

6.         Termination.

(a)           The Company may discharge the Employee for cause at any time as provided herein, for purposes hereof, “cause” shall mean the willful engaging by Employee in illegal conduct or gross misconduct or gross violation of the Company’s Code of Ethics And Business Conduct for Officers which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on Employee's part shall be deemed "willful" unless done intentionally by Employee  and not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

(b)    The employment of the Employee shall terminate upon the death or disability of the Employee.  For purposes of this subsection (b), “disability” shall mean the inability of the Employee effectively to carry out substantially all of his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than twelve (12) months.

(c)    The Employee shall have the right to terminate this Agreement upon not less than thirty (30) days, prior written notice of termination.

7.         Effect of Termination.

(a)    In the event that the Employees employment is terminated for "cause" pursuant to subsection 5(a), the Company shall pay to the Employee, at the time of such termination, only the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of his actual employment by the Company.

(b)    In the event that the Employee is terminated at any time without "cause", as defined in subsection 5(a), the Company shall pay to the Employee, at the time of such termination, the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the then current term of this Agreement.

(c)    In the event the Employee's employment is terminated at his election pursuant to subsection 5(c) or due to his death or disability pursuant to 5(b), the Company shall pay to the Employee, at the time of such termination, the Base Salary and applicable benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the month in which such termination occurs and for an additional twelve month period.

(d)    Upon termination of Employee's employment, with or without cause, in accordance with the terms hereof, Employee shall resign from the Company's Board of Directors.

8.           Employee's Representations and Warranties.  The Employee hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which the Employee is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and (b) are not subject to the consent of any other person or entity.

9.           Confidentiality, Invention and Non-Compete Agreement.  The Employee confirms his obligation to be bound by the terms of the Confidentiality, Invention and Non-Compete Agreement attached hereto as Exhibit B, executed as of July 1, 1993.

10.           Offices.   Dr. Carter may conduct the business of the Company from a variety of locations, including but not limited to those offices of the Chairman, President and CEO in Philadelphia, and his home office at the Retreat House in Tavernier, his principal residence. The Company shall supply that equipment necessary for full telephone, telefax and internet access at all these locations and supply a portable computer capable of remote access while employee travels domestically and internationally on Company business.  Employee agrees to designate the Retreat House as both his home office and as a meeting place for a variety of Company business and social activities at no additional expense to the Company and Employee agrees not to bill, either personally or through Retreat House LLC, or any other entity, for use of the Retreat House.

At Employee’s Florida workplaces, Employee shall be responsible for paying for all secretarial and receptionist services related to Employee’s work conducted in Florida and provide said services at no, further expense to the Company

11.           Expenses.  The Company shall be responsible for all travel and business related expenses of Employee. Employee shall provide substantiation, in accordance with IRS regulations, as to all such expenses.  Employee agrees to reimburse the Company for all unrelated or personal expenses within one month. The expenditures shall be as prescribed or limited by the Company’s Travel & Expense policies and procedures; however, for air travel Employee shall be entitled to fly in business or first class at Employee’s discretion.  Further, at Employee’s discretion, on trips for business related functions, a similar airfare expense for Employee’s spouse is an approved expense reimbursable by the Company. The Company shall provide Employee with an unrestricted American Express Platinum card for all travel, entertainment and business related expenses of the company,

12.   Notices.  Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

(i)	If to the Company, to:

HEMISPHERX BIOPHARMA, INC.
One Penn Center
1617 JFK Boulevard, Suite 660
Philadelphia, Pennsylvania 19103
Telecopier No.: (215) 988-1739
Attention: Thomas K. Equels
General Counsel, Secretary, Executive Vice Chairman

(ii)	If to the Employee, to:

Dr. William A. Carter, M.D.
HEMISPHERX BIOPHARMA, INC.
One Penn Center
1617 JFK Boulevard, Suite 660
Philadelphia, Pennsylvania 19103
Telecopier No.: (215) 988-1739

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section.  Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

13.           Survival.  Notwithstanding anything in section 2 hereof to the contrary, the Confidentiality, Invention and Non-Compete Agreement shall survive any termination of this Agreement or any termination of the Employee's services.

14.   Modification.  No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

15.   Miscellaneous.

(a)   This Agreement shall be subject to and construed in accordance with the laws of the State of Florida. Furthermore, the parties acknowledge that the Company has had independent counsel representing it in this matter.

(b)   The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(c)    If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel of arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not - be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(d)    This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

(e)    This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

(f)    This Agreement is intended to comply with Section 409A of the Internal Revenue Code and accompanying Treasury Regulations and guidance and any ambiguous provision shall be construed and administered in a manner that is compliant with or exempt from the application of Code section 409A. If any provision of this Agreement would cause the Employee to incur any additional tax or interest under Code section 409A, the Company shall, to the extent permitted under 409A and after consulting with the Employee, reform such provision to comply with 409A.  The Agreement shall be administered in compliance with Section 409A of the Internal Revenue Code and regulations issued there under to the extent they are applicable.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the dates set forth next to their signature and this Agreement takes effect on the date of the last signature.

HEMISPHERX BIOPHARMA, INC.

By:	/s/ Thomas K. Equels	Dated:	December 2, 2011
Thomas K. Equels, Secretary

/s/ William A. Carter	Dated:	December 6, 2011
DR. WILLIAM A. CARTER